                                   FORM 8-A/A

                                 AMENDMENT NO. 5

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 SHONEY'S, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

Tennessee                                                 62-0799798
--------------------------------------------------------------------------------
(State of incorporation or organization)                  (I.R.S. Employer
                                                          Identification No.)

                 1727 Elm Hill Pike, Nashville, Tennessee 37210
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                     (Zip Code)

If this form relates to the registration   If this form relates to the registration of
of a class of securities pursuant to       a class of securities pursuant to Section
Section 12(b) of the Exchange Act and is   12(g) the Exchange Act and is effective
effective pursuant to General Instruction  pursuant to General Instruction A.(d),
A.(c), please check the following box. ( ) please check the following box. ( )

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(b) of the Act:


                                                Name of Each Exchange on Which
    Title of Each Class to be Registered        Each Class is to be Registered
    ------------------------------------        ------------------------------

    Rights to Purchase Common Stock             New York Stock Exchange, Inc.


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
-------------------------------------------------------------------------------
                                (Title of class)

The undersigned registrant hereby amends the following items and exhibits or other portions of its Registration Statement on Form 8-A as follows:

Item 1.      Description of Registrant's Securities to be Registered

Item 1 is hereby amended by adding the following paragraph:

         Effective April 20, 1998, Shoney's, Inc. (the "Company") amended (the "Amendment No. 3 to Rights Agreement") the Amended and Restated Rights Agreement dated as of May 25, 1994, as amended on April 18, 1995 and June 14, 1996 (the "Existing Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent. Amendment No. 3 to Rights Agreement amends the definition of Acquiring Person (i) to increase the beneficial ownership required to qualify as an Acquiring Person from 10% to 20% or more of the outstanding shares of Common Stock and (ii) to exclude from such definition the Company, any wholly-owned Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a wholly-owned Subsidiary of the Company.

Item 2.      Exhibits

             1. Amended and Restated Rights Agreement, dated May 25, 1994, between Shoney's, Inc. and Harris Trust and Savings Bank, as Rights Agent, (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K, filed June 9, 1994).

             2. Amendment No.1 to the Amended and Restated Rights Agreement, dated April 18, 1995, between Shoney's, Inc. and Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K, filed May 4, 1995).

             3. Amendment No. 2 to the Amended and Restated Rights Agreement, dated June 14, 1996, between Shoney's, Inc. and Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 4.5 to the Company's Quarterly Report on Form 10-Q, for the quarter ended May 12, 1996).

             4. Amendment No. 3 to the Amended and Restated Rights Agreement, dated April 20, 1998 between Shoney's, Inc. and Harris Trust and Savings Bank, as Rights Agent.

                                    SIGNATURE

         Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     SHONEY'S, INC.

                                      By: /s/ F.E. MCDANIEL, JR.
                                         --------------------------------------
                                         Name:  F.E. McDaniel, Jr.
                                         Title: Chief Administrative Officer,
                                                Secretary and General Counsel

Dated: April 20, 1998

                                 AMENDMENT NO. 3

         Amendment No. 3 dated as of April 20, 1998, to the Amended and Restated Rights Agreement, dated as of May 25, 1994 (the "Rights Agreement"), between Shoney's, Inc., a Tennessee corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois banking corporation, as Rights Agent (the "Rights Agent," which term shall include any successor Rights Agent under the Rights Agreement).

                                   WITNESSETH:

         WHEREAS, on May 25, 1994, the Company and the Rights Agent entered into the Rights Agreement;

         WHEREAS, Section 5.4 of the Rights Agreement provides that the Company may amend the Rights Agreement without the approval of any holders of Rights Certificates with respect to matters which shall not adversely affect the interests of such holders; and

         WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement and have determined that the amendment set forth below is desirable and will not adversely affect the interests of such holders;

         NOW, THEREFORE, for and in consideration of the premises, the Rights Agreement is amended to read as follows:

         1.  The definition of "Acquiring Person" is amended to read as follows:

             "Acquiring Person" shall mean any person who is a Beneficial
             Owner of 20% of more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include (i) any Person who is the Beneficial Owner of 20% or more of the outstanding shares of Common Stock on the date of this Agreement or who shall become the Beneficial Owner of 20% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time hereafter or thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock, (ii) any Person who is the Beneficial Owner of 20% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 20% or more of the outstanding shares of Common Stock, or (iii) any Person who

             Beneficially Owns shares of the Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person by the Company in connection with an agreement to merge with, or acquire, the Company at a time at which there is no Acquiring Person, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock), Beneficially Owned by such Person or its Affiliates or Associates at the time of grant of such option or (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of such Person after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock. In addition, the Company, any wholly-owned Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a wholly-owned Subsidiary of the Company shall not be an Acquiring Person.

         IN WITNESS THEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed as of the date first above written.

                                          SHONEY'S, INC.


                                          By: F.E. MCDANIEL, JR.
                                              ---------------------------------
                                               Name: F.E. McDaniel, Jr.
                                               Title: Chief Administrative
                                                      Officer, Secretary and
                                                      General Counsel


                                          HARRIS TRUST AND SAVINGS BANK


                                          By: CAROL A. MCFARLAND
                                              ---------------------------------
                                               Name: Carol A. McFarland
                                               Title: Assistant Vice President